Exhibit 8.1

List of Significant Consolidated Entities of Noah Holdings Limited*

Name	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Shanghai Noah Investment (Group) Co., Ltd (formerly known as Shanghai Noah Rongyao Investment Consulting Co., Ltd)	August 24, 2007	PRC	100%
Noah Upright (Shanghai) Fund Investment Consulting Co., Ltd.	September 29, 2007	PRC	100%
Shanghai Noah Financial Services Corp.	April 18, 2008	PRC	100%
Noah Insurance (Hong Kong) Limited	January 3, 2011	Hong Kong	100%
Kunshan Noah Xingguang Investment Management Co., Ltd.	August 12, 2011	PRC	100%
Noah Holdings (Hong Kong) Limited	September 1, 2011	Hong Kong	100%
Shanghai Rongyao Information Technology Co., Ltd.	March 2, 2012	PRC	100%
Zigong Noah Financial Service Co., Ltd.	October 22, 2012	PRC	100%
Noah Rongyitong (Wuhu) Microfinance Co., Ltd.	August 13, 2013	PRC	100%
Shanghai Noah Yijie Finance Technology Co., Ltd	March 17, 2014	PRC	54.93%
Noah Commercial Factoring Co., Ltd.	April 1, 2014	PRC	95%
Noah (Shanghai) Financial Leasing Co., Ltd	December 20, 2014	PRC	100%
Noah International (Hong Kong) Limited	January 7, 2015	Hong Kong	100%
Kunshan Noah Rongyao Investment Management Co., Ltd.	December 2, 2015	PRC	100%
Shanghai Noah Chuangying Enterprise Management Co., Ltd.	December 14, 2015	PRC	100%
Gopher International Investment Management (Shanghai) Limited	November 14, 2016	PRC	100%
Shanghai Noah Investment Management Co., Ltd.	August 26, 2005	PRC	100%
Gopher Asset Management Co., Ltd.	February 9, 2012	PRC	100%
Wuhu Gopher Asset Management Co., Ltd.	October 10, 2012	PRC	100%
Gopher Nuobao (Shanghai) Asset Management Co., Ltd.	April 10, 2013	PRC	100%